Exhibit 99.1 Knoll, Inc. 1235 Water Street East Greenville, PA 18041 Tel: 800 445-5045 www.knoll.com Press Release Knoll, Inc. Announces Closure of Grand Rapids Manufacturing Facility Restructuring is Expected to Improve Operational Efficiencies EAST GREENVILLE, Pa., January 16, 2020 – Knoll, Inc. (NYSE: KNL), a constellation of design- driven brands for the workplace and home, announced today that it will consolidate its manufacturing footprint in North America, resulting in the closure of the Company’s Grand Rapids, Michigan manu- facturing facility. The closure is part of an initiative to optimize the Company’s North American manufacturing operations. Approximately 180 hourly and 30 salaried positions will be impacted. Under the restructuring plan, the Grand Rapids manufacturing operations are expected to be substan- tially closed by the end of the second quarter of 2020, with the remaining restructuring expected to be complete by the end of 2021. Manufacturing operations are expected to transition to other Knoll manufacturing sites in North America. The Company stated that existing manufacturing operations in East Greenville, PA; Muskegon, MI; and Toronto, Ontario (Canada) are not otherwise impacted by the restructuring plan. The Company also said that it will continue manufacturing and distributing all products lines cur- rently manufactured in Grand Rapids. Impacted associates will receive severance packages, and some will be offered the opportunity to relo- cate to other Knoll facilities. Knoll will also be providing information to employers in the area to explore job opportunities and match skill sets. “We are deeply grateful to our entire Grand Rapids team and the broader Kent County community,” said Knoll Office President and COO, Chris Baldwin. “We are enormously proud of our Grand Rapids associates’ dedication, but must remain particularly vigilant about our long-term competitive position. After a comprehensive analysis of our North American operations, we determined substan- tial benefits could be realized as a result of this restructuring.” The facilities consolidation is expected to result in annual cost savings to Knoll of approximately $10.0 to $11.0 million. It will also entail an accumulation of restructuring charges over a multi-year period of approximately $18.2 million. Investors: Charles Rayfield Senior Vice President and Chief Financial Officer 215 679-1703 / crayfield@knoll.com Media: David E. Bright Senior Vice President, Communications 212 343-4135 / dbright@knoll.com